Exhibit 10.2

SECOND ACKNOWLEDGEMENT AND AMENDMENT AGREEMENT

This Second Acknowledgement and Amendment Agreement (the “Acknowledgement”) is dated April 5, 2007, and is entered into by and between Richard J. Faleschini (the “Employee”), and BioSphere Medical, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Employee and the Company have entered into a certain Employment Agreement dated November 2, 2004, as amended by an Acknowledgement and Amendment Agreement dated March 16, 2007, regarding the Employee’s employment with the Company (the “Employment Agreement”);

WHEREAS, the parties desire to modify the provisions of Section 3.5 of the Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the undersigned hereby agree as follows:

1.             The Employment Agreement is hereby amended by deleting Section 3.5 in its entirety and inserting the following new Section 3.5 in lieu thereof:

“3.5         Living Expenses.  Effective as of January 1, 2007, for so long as you are employed as an executive officer of the Company and your primary residence is more than 100 miles from the Company’s offices, you shall be entitled to receive an annual living allowance of $77,000, less applicable taxes and withholding, which may be used, in your discretion, to offset commuting costs incurred by you in connection with your travel from your primary residence to the Company’s offices and for temporary living and housing allowances relating to such commuting (the “Allowance”).  Such Allowance shall be paid to you in twelve equal monthly installments of $6,416.66, less applicable taxes and withholdings; provided that the Company shall not be required to pay you any Allowance beyond the end of your employment with the Company.    Furthermore, it is agreed and acknowledged that the Allowance shall not constitute “base salary” or “salary” for any purpose whatsoever including without limitation Sections 3.1, 4.3 or 5.1 of this Agreement or Section 4.2 of that certain Executive Retention Agreement dated November 2, 2004 by and between you and the Company, nor shall it be aggregated with your base salary for purposes of computing any bonus or other compensation you may receive.”

2.             The parties acknowledge and agree that all other provisions of the Employment Agreement shall remain in full force and effect.

3.             This Acknowledgement shall be governed by and construed and interpreted in accordance with the substantive laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law.

4.             This Acknowledgement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

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IN WITNESS WHEREOF, the Parties have executed this Second Acknowledgement and Amendment Agreement as of the date first above written.

BIOSPHERE MEDICAL, INC.

By:	/s/ RICCARDO PIGLIUCCI
Title:	Riccardo Pigliucci
Chairman, Compensation Committee of the Board of Directors

EMPLOYEE

/s/ RICHARD J. FALESCHINI
Name: Richard J. Faleschini
Title: President and Chief Executive Officer